AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 17, 2005

REGISTRATION NO. 333-116180

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

QUICKSILVER RESOURCES INC.

(Exact name of registrant as specified in its charter)

Delaware	75-2756163
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

777 West Rosedale Street, Fort Worth, Texas 76104

(817) 665-5000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Amended and Restated 1999 Stock Option and Retention Stock Plan

and

Amended and Restated 2004 Non-Employee Director Equity Plan

(Full title of the Plan)

Glenn Darden

777 West Rosedale Street, Fort Worth, Texas 76104

(817) 665-5000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

John C. Cirone, Esq. Vice President, General Counsel and Secretary Quicksilver Resources Inc. 777 West Rosedale Street, Suite 300 Forth Worth, Texas 76104 (214) 665-5000	Mark E. Betzen, Esq. Jones Day 2727 North Harwood Street Dallas, Texas 75201 (214) 220-3939

EXPLANATORY NOTE

Registration Statement No. 333-116180 was filed on June 4, 2004 covering 250,000 shares for issuance under Quicksilver Resources Inc.’s 2004 Non-Employee Director Equity Plan (previously referred to as the 2004 Non-Employee Director Stock Option Plan) upon exercise of options. On May 17, 2005, the plan was amended to provide for awards of restricted stock in addition to options. This post-effective amendment is being filed to provide that shares of our common stock registered hereunder may be issued either upon the exercise of options or as awards of restricted stock under the plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1. Plan Information

In accordance with Rule 428 under the Securities Act of 1933, as amended (the “1933 Act”), and the Note to Part I of Form S-8, the information required by this item has been omitted from this registration statement.

Item 2. Registrant Information and Employee Plan Information

In accordance with Rule 428 under the 1933 Act and the Note to Part I of Form S-8, the information required by this item has been omitted from this registration statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

This registration statement incorporates herein by reference the following documents which have been filed with the Securities and Exchange Commission (or are being filed concurrently herewith) by us:

(a) Our Annual Report on Form 10-K for the year ended December 31, 2004 (including information specifically incorporated by reference into such Form 10-K from the Company’s definitive Proxy Statement for its 2005 Annual Meeting of Stockholders);

(b) Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2005;

(c) Our Current Reports on Form 8-K filed January 28, 2005, February 11, 2005, March 11, 2005, April 13, 2005 and April 19, 2005;

(d) The description of our common stock, par value $0.01 per share, contained in our Registration Statement on Form 8-A (Commission File No. 001-14837) filed October 11, 2001, including any amendments thereto; and

(e) The description of rights to purchase our Series A Junior Participating Preferred Stock contained in our Registration Statement on Form 8-A (Commission File No. 001-14837) filed March 14, 2003, including any amendments thereto.

All documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

We are incorporated in Delaware. Under Section 145 of the Delaware General Corporation Law (the “DGCL”), a Delaware corporation has the power, under specified circumstances, to indemnify its directors, officers, employees and agents in connection with actions, suits or proceedings brought against them by a third party or in the right of the corporation, by reason of the fact that they were or are such directors, officers, employees or agents, against expenses and liabilities incurred in any such action, suit or proceedings so long as they acted in good faith and in a manner that they reasonably believed to be in, or not opposed to, the best interests of such corporation, and with respect to any criminal action if they had no reasonable cause to believe their conduct was unlawful. With respect to suits by or in the right of such corporation, however, indemnification is generally limited to attorneys’ fees and other expenses and is not available if such person is adjudged to be liable to such corporation unless the court determines that indemnification is appropriate. A Delaware corporation also has the power to purchase and maintain insurance for such persons. Our amended and restated certificate of incorporation and bylaws provide for indemnification of directors and officers to the fullest extent permitted by Section 145 of the DGCL.

Additionally, we have acquired directors and officers insurance which includes coverage for liability under the federal securities laws.

Section 102(b)(7) of the DGCL provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director provided that such provision may not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 (relating to liability for unauthorized acquisitions or redemptions of, or dividends on, capital stock) of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. Our amended and restated certificate of incorporation contains such a provision.

The above discussion of our amended and restated certificate of incorporation, bylaws and Sections 102(b)(7) and 145 of the DGCL is not intended to be exhaustive and is qualified in its entirety by such amended and restated certificate of incorporation, bylaws and statutes.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

Exhibit Number	Description

*5.1	Opinion of Cantey & Hanger, L.L.P.

*15.1	Awareness Letter of Deloitte & Touche LLP regarding unaudited interim financial information.

*23.1	Consent of Deloitte & Touche LLP.

*23.2	Consent of Cantey & Hanger, L.L.P.

*24.1	Power of Attorney (reference is made to page 6 of the registration statement).

*	Previously filed.

Item 9. Undertakings

(1) The undersigned registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in a form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

Provided, however, that paragraphs (1)(a)(i) and (1)(a)(ii) above do not apply if this registration statement on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(2) The registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Worth, County of Tarrant, State of Texas, on May 17, 2005.

QUICKSILVER RESOURCES INC.

By:	/s/ Glenn Darden
Glenn Darden President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to Registration Statement No. 333-116180 has been signed below by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

* Thomas F. Darden	Chairman of the Board and Director	May 17, 2005

* Glenn Darden	President, Chief Executive Officer and Director	May 17, 2005

/s/ Bill Lamkin Bill Lamkin	Executive Vice President and Chief Financial Officer	May 17, 2005

* D. Wayne Blair	Vice President and Controller	May 17, 2005

* Steven M. Morris	Director	May 17, 2005

James A. Hughes	Director	May 17, 2005

* Anne Darden Self	Director	May 17, 2005

* W. Yandell Rogers, III	Director	May 17, 2005

* Mark Warner	Director	May 17, 2005

* The undersigned, by signing his name hereto, signs and executes this Post-Effective Amendment No. 1 to Registration Statement No. 333-116180 pursuant to the Powers of Attorney executed by the above-named officers and directors as previously filed with the Securities and Exchange Commission.

By:	/s/ Bill Lamkin
Bill Lamkin Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description

*5.1	Opinion of Cantey & Hanger, L.L.P.

*15.1	Awareness Letter of Deloitte & Touche LLP regarding unaudited interim financial information.

*23.1	Consent of Deloitte & Touche LLP.

*23.2	Consent of Cantey & Hanger, L.L.P.

*24.1	Power of Attorney (reference is made to page 6 of the registration statement).

*	Previously filed.